Exhibit 99.1

WSFS Bank Center
500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE

Contact: Cortney Klein
March 11, 2015	(302) 571-5253 cklein@wsfsbank.com

WSFS President and CEO to Present to Analysts and Investors

WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, announced that Mark A. Turner will be presenting and hosting one-one-one meetings with investors and analysts at the Drexel Hamilton Financial Services Conference in Miami, FL on March 12, 2015. For more information on the conference, please contact Drexel Hamilton conference coordinators.

The presentation materials are expected to be available on the investor relations page of the Company’s website, investors.wsfsbank.com at the end of business on Wednesday, March 11, 2015.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the largest and oldest bank and trust company headquartered in the Delaware Valley with $4.9 billion in assets on its balance sheet and $9.4 billion in fiduciary assets, including over $1 billion in assets under management. WSFS operates from 55 offices located in Delaware (45), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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